EXHIBIT 10.11

                           AMENDMENT TO TPI ENTERPRISES, INC.
                        NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                               ADOPTED DECEMBER 16, 1994


                         The first paragraph of Section 5 of the TPI
               Enterprises, Inc. Non-Employee Directors Stock Option Plan is hereby deleted and the following substituted in lieu thereof:

                         The stock subject to Options granted hereunder shall be shares of Common Stock. Such shares may, in whole or in part, be authorized but unissued shares or shares that shall have been or that may be reacquired by TPI. The maximum number of shares of Common Stock as to which Options may be granted from time to time under the Plan shal not exceed 165,000. The limita-tion established by the preceding sentence shall be subject to adjustment as provided in
                         Section 6(k) hereof.